EXHIBIT 99.1

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe-harbor. As a public company, the Company has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

When evaluating the Company's business, you should consider:

     o    all of the information in this Quarterly Report on Form 10-Q;

     o the risk factors described in the Company's Form 10-K filed with the Securities and Exchange Commission on March 1, 2001; and

     o    the risk factors described below.

                                  RISK FACTORS

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither the Company nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider the Company's forward-looking statements in light of the following risk factors and other information in this Quarterly Report. If any of the risks described below occurs, the Company's business, results of operation and financial condition could differ from those projected in its forward-looking statements. The Company is under no duty to update any of its forward-looking statements after the date of the quarterly report. You should not place undue reliance on forward-looking statements.


RISKS TO THE COMPANY

The Company is subject to certain risks related to its current business situation. These risks also could cause actual results to differ materially from results projected in any forward-looking statement in this quarterly report.


The Company has a history of losses, expects future losses and may never achieve profitability.

The Company has not achieved profitability and expects to continue to incur operating losses for the foreseeable future. The Company incurred net losses of $3,383,327 for the nine months ended September 30, 2001, and $2,711,583 and $319,282 for the respective years ended December 31, 2000 and 1999. The Company has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis.


The Company will need additional financing to support its operations and may be unable to obtain it on commercially reasonable terms, or at all.

The Company can satisfy its current cash requirements through late November late 2001 at current minimum levels. Accordingly, the Company must raise substantial additional funds to continue as a going concern and to maintain the minimum operating expenditures of the Company. There is no assurance that the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. Failure to obtain adequate financing raises substantial doubt as to the Company's ability to continue as a going concern.



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There is uncertainty regarding the Company's ability to continue as a going concern.

The Company has not been profitable to date, has accumulated a deficit of $6,415,215 and will require additional working capital to sustain current minimum operations and fund any expansion. This raises substantial doubt as to the Company's ability to continue as a going concern.


The Company has a limited operating history, which makes it difficult to predict its future performance.

The Company commenced operations in August 1999 and, therefore, has only a limited operating history upon which an evaluation of its business and prospects can be based. Prior to 1999, the Company had no operations or revenues. As a result, in view of the evolving nature of the Company's business and limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

The services provided by the Company, which includes outsourced sales, marketing and data management services, have been developed by the Company over the past year and needs to be continuously updated and improved. Consequently, there can be no assurance that the Company's efforts will be successful in continuing to conduct the type of activities and offering related services as planned. There can be no assurance that the Company will continue to successfully implement the services in a timely manner, or that such services will achieve market acceptance. Any failure to design and implement the Company's services on a timely basis and at a price acceptable to prospective users of the services will have a material adverse effect on its business, operating results and financial condition.


The Company Relies on Key Third-Party Relationships to Conduct its Business

The Company relies on key third-party relationships including long distance providers. These third parties are not within the control of the Company, and may not be obligated to maintain these relationships. The loss of these third-party relationships will have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


The Company is in Default on Equipment Financing Agreements

The Company is currently in default for principal and interest payments on financed equipment in excess of $346,848 as of September 30, 2001. As a result, the entire unpaid principal and interest payments, totaling $1,683,014 as of September 30, 2001, may be called immediately and the financed equipment may be repossessed. No demand of payment has been made to date but any such demand will result in the Company ceasing to offer its services and ability to generate revenue.


Market for Outsourced Sales, Marketing and Data Management Services

The overall market for outsourced sales, marketing and data management services has experienced growth in recent years. There can be no assurance that the market for the Company's existing or proposed services will continue to grow, that companies within the industry will utilize its services, or that the Company will be successful in independently establishing markets for its services. If the various markets in which the Company's services will compete, fail to grow, or grow more slowly than the Company currently anticipates, or if the Company is unable to establish markets for its new services, the Company's business, results of operation and financial condition would be materially adversely affected.


Substantial Competition Exists in the Outsourced Sales, Marketing and Data Management Services Market

Substantial competition exists in the outsourced sales, marketing and data management services market. Additional competitors with greater financial, technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop services that are superior to the Company's services or achieve greater market acceptance due to pricing, sales channels or other factors, which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

The Company's Revenues are Primarily from a few Customers

A substantial amount of the revenues generated by the Company in the past, has been derived from a few customers. The percentage of revenue generated by the few customers has been decreasing over time, but the loss of those customers would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


The Company's Sales Activity is Subject to Material Fluctuations

The Company's sales activity related to its outsourced sales, marketing and data management services is subject to material fluctuations based upon the sales and promotional activities of its customers and its previous performance when providing such services to customers. Any reduction in the sales and promotional activities of such customers or the failure of the Company to meet the expectations of such customers by the Company would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


New Technologies must be Integrated into the Company's Products to Remain Competitive

The  outsourced  sales,   marketing  and  data  management  services  market  is
characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Company's services will grow. If the market fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's products would achieve commercial success. The Company may find itself competing in a market for customers against other companies with much greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, imitate the features of the Company's applications or software, or reduce prices, the Company's revenues and its current share of the market.


The Company's Services must Continually Improve to Remain Competitive

The Company will be at risk if it is unable to continually upgrade and improve its current services and develop new services. The outsourcing of services industry is characterized by a constant flow of new or improved products, which quickly renders existing products obsolete. The Company's competitors may develop technically superior and comparably priced products, which would have a material adverse effect on the Company's prospects.


Directors and Officers are involved in other projects.

Many of the officers and directors of the Company serve as directors, officers and/or employees of companies other than the Company. All of the Company's current officers devote, on average, at least 40 hours per week to the Company. While the Company believes that such officers and directors devote adequate time to effectively manage the Company, there can be no assurance that such other positions will not negatively impact an officer's or director's duties for the Company.


The Company may face interruption of services due to increased security measures in response to terrorism.

The Company's business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, the Company may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. The Company may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact the Company's results of operations, impair the company's ability to raise capital or otherwise adversely affect the Company's ability to grow our business.

The Company depends upon key personnel.

The Company's future operating results are substantially dependent on the continued service and performance of its senior personnel: F. Thomas Winters III, the Company's President and Chief Executive Officer, Patrick Hanna, the Company's Chief Financial Officer, Michelle Braun, the Company's Vice President of Marketing, and Scott Dow, the Company's Director of Business Development. The Company intends to hire additional executives in the future. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key employees or that it will be able to attract or retain highly-qualified technical and managerial personnel in the future. The loss of the services of any of the Company's senior management or other key employees or the inability to attract and retain the necessary technical or managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows. The Company does not currently maintain "key man" insurance for any senior management or other key employees.


The Company is subject to risks as it makes acquisitions and engages in strategic alliances.

As part of its business strategy, the Company may acquire, make investments in, and enter into strategic alliances with as yet unidentified operating companies. Any such future acquisitions, investments or strategic alliances would involve risks, such as incorrect assessment of the value, strengths and weaknesses of acquisition and investment opportunities; underestimating the difficulty of integrating the operations and personnel of newly acquired companies; the potential disruption of any ongoing business, including possible diversions of resources and management time; and the threat of impairing relationships with employees and customers as a result of changes in management or ownership.

There can be no assurance that the Company will be able to successfully overcome these risks. Moreover, the Company cannot be certain that any desired acquisition, investment or strategic alliance can be made in a timely manner, on terms and conditions acceptable to the Company or that the Company will be successful in identifying attractive acquisition candidates. The Company expects that competition for such acquisitions may be significant. The Company may compete with others who have similar acquisition strategies, many of whom may be larger and have greater financial and other resources than the Company.